CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668
ir@bellmicro.com

FOR IMMEDIATE RELEASE

BELL MICROPRODUCTS REPORTS FOURTH QUARTER AND YEAR END RESULTS
Fourth Quarter Revenues Grew 26% to a Record $808 million with EPS of $0.20/share
2004 Revenues Grew 27% to a Record $2.83 Billion with EPS of $0.40/share
Met or Exceeded Revenue and Earnings Expectations

SAN JOSE, CA—(February 16, 2005)— Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the fourth quarter and full year ended December 31, 2004.

Revenues for the fourth quarter of 2004 reached a record $808 million, increasing 26% over last year’s fourth quarter revenues of $640 million, and up 11% from third quarter 2004 revenues of $729 million. Net earnings for the quarter ended December 31, 2004 were $5.8 million, or $0.20 per share on 29.3 million diluted shares. This compares to last year’s fourth quarter net earnings of $2.4 million or $0.09 per share on 27.7 million diluted shares. In the third quarter of 2004, the Company reported net earnings of $2.8 million or $0.10 per share on 28.6 million diluted shares.

Revenues for 2004 reached a record $2.83 billion, increasing 27% over 2003 revenues of $2.23 billion. Net earnings for the year ended December 31, 2004 were $11.3 million, or $0.40 per share on 28.4 million diluted shares. This compares to a 2003 GAAP net loss of ($4.5) million or ($0.20) per share on 22.3 million basic shares.

Commenting on the fourth quarter and 2004 financial results, W. Donald Bell, President and CEO of Bell Microproducts said, “We are pleased to report record fourth quarter and annual revenues and a significant improvement in profitability. We generated revenue improvement in all geographies and all major product categories during the quarter and the year. Our gross profit margins increased to 8.0% in the fourth quarter from 7.5% in the prior year’s fourth quarter. The higher gross margins, combined with controlling operating expenses resulted in a significant increase in our operating margins and overall profitability, both year-over-year and sequentially. Our fourth quarter operating margins increased to 1.8%, up from 1.2% last year, and 1.3% in the prior quarter. The Company’s North American profitability remained strong and we achieved a significant profit improvement in Europe in 2004 as compared to 2003 due to strong execution by our team across all major business units.”

Geographic Highlights

•	Revenue in the fourth quarter was split among the Company’s geographies as follows: North America 44%, Europe 46%, and Latin America 10%.

•	North American revenue increased 25% for the year and 37% in the fourth quarter compared with the fourth quarter of 2003.

•	Latin American revenue increased 36% for the year and 19% in the fourth quarter compared with the fourth quarter of 2003.

•	European revenue increased 26% for the year. European revenue grew 19% in the fourth quarter compared with the fourth quarter of 2003, driven by internal growth of 3% as well as the acquisition of OpenPSL, which occurred in June of 2004. In local currency, European revenue increased 12% in the fourth quarter from last year’s fourth quarter, and 5% sequentially.

Solutions and Components and Peripherals Highlights

•	For the year, Solutions represented 52% of the Company’s product mix and Components and Peripherals accounted for 48% of the mix. In the fourth quarter of 2004, Solutions represented 49% of the Company’s product mix and Components and Peripherals accounted for 51% of the mix.

•	The Solutions category of the Company’s business grew 39% for the year and increased 20% in the fourth quarter as compared with the fourth quarter of 2003, with all product categories within the Solution’s category posting growth.

•	The Components and Peripherals products category of the Company’s business grew 23% for the year and increased 33% in the fourth quarter compared with the fourth quarter of 2003, driven by a 68% increase in industrial and other components.

Operating Trends

Gross profit margins in the fourth quarter of 2004 were 8.0% compared to the 7.5% reported in the fourth quarter of 2003 and 8.1% in the third quarter of 2004. The year-over-year improvement in gross margins was due to improving margins in the Company’s combined European operations. The slight decline sequentially was primarily due to the strength in the quarter of the Components and Peripherals segment, and some impact from changes in a suppliers’ rebate program in Europe.

Overall operating expenses were $50.1 million in the fourth quarter of 2004, up slightly from the $49.3 million in the third quarter of 2004. As a percentage of sales, operating expenses declined to 6.2% vs. 6.8% in the third quarter of 2004 and 6.3% in the fourth quarter of 2003. Operating expenses increased 1.6% sequentially, despite a $79 million, or 11%, increase in revenues. Included in the quarter’s operating expenses were $1.5 million for costs relating to returning Europe to profitability and Sarbanes Oxley compliance. Without these items, operating expenses would have been 6.0% of revenue.

Inventories were $272 million at December 31, 2004 as compared to $257 million at December 31, 2003 and $262 million at September 30, 2004. This resulted in average days in inventory of 33 days in the fourth quarter of 2004, compared with 39 days in the fourth quarter of 2003 and 35 days in the third quarter of 2004.

Accounts Receivable were $376 million at December 31, 2004 as compared to $310 million at December 31, 2003 and $361 million at September 30, 2004. Days sales outstanding (DSO) declined to 42 days in the fourth quarter of 2004 versus 44 days in the fourth quarter of 2003, and 45 days in the third quarter of 2004.

The Company’s cash conversion cycle was 38 days, a seven day improvement from the fourth quarter of 2003 and an eight day improvement from the third quarter of 2004. Overall working capital declined sequentially despite the increase in sales. Total debt was $233 million as of December 31, 2004 compared to $220 million at December 31, 2003 and $292 million at September 30, 2004 due to strong working capital management and profitability in the quarter.

Management Discussion and Outlook

Mr. Bell concluded, “2004 was an excellent year for our company. We grew sales by $600 million and our profits accelerated as the year progressed. In the first half of 2004 we earned $0.10, in Q3 we earned $0.10, and in Q4 we earned $0.20. The improved profitability was driven by strong sales growth, higher gross margins, expense controls, and better profits in Europe. The improvement in Europe can be attributed to new key managers, good team execution, a reduction in expenses, and the acquisition of OpenPSL. Our balance sheet also improved during the year, due in part to our $110 million convertible notes offering, favorable re-financing of working capital facilities, and excellent asset management. Our debt to total capitalization ratio is at it lowest level in years.”

“The technology distribution industry is estimated to have grown approximately 10% in 2004. Given our revenue growth of 27%, we once again grew faster than the industry and gained market share. We expect continued industry growth in 2005. We believe our business is poised to make further market share gains and productivity improvements as we move forward.”

“Our mission is to generate exceptional value for our shareholders, customers, vendor partners, and employees by continually increasing our position — and depth of this position – as a worldwide leader in the distribution of storage and computer systems solutions. Our recent accomplishments and the acceleration of our growth and profitability are a clear sign that we are making progress in the pursuit of our goals.”

Conference Call on the Web

Bell Microproducts will host a conference call to discuss fourth quarter and 2004 year end results at 4:30 PM Eastern on Wednesday, February 16, 2005. A live Internet broadcast of the Company’s conference call will be available via the Company’s web site.

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company’s offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world’s largest storage-centric value-added distributors.

The Company’s products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts’ ISO 9002 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage and Trademark® computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company’s current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

BELL MICROPRODUCTS INC.

Condensed Consolidated Balance Sheets
(In thousands)
(Audited)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash	$13,294	$4,904
Accounts receivable, net	376,017	309,905
Inventories	271,882	256,992
Prepaid expenses and other current assets	24,676	23,595

Total current assets	685,869	595,396

Property and equipment, net	42,805	43,545
Goodwill and other intangibles	99,851	66,780
Deferred debt issuance costs and other assets	9,988	7,278
Total assets	$838,513	$712,999

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$307,458	$250,494
Borrowings under lines of credit	17,577	3,009
Short-term note payable and current portion of
long-term notes payable	12,183	11,848
Other accrued liabilities	71,746	46,411

Total current liabilities	408,964	311,762
Borrowings under lines of credit	42,686	127,416
Long-term notes payable	160,905	77,608
Other long-term liabilities	5,011	2,803
Total liabilities	617,566	519,589

Shareholders' equity:
Common Stock	165,962	157,251
Retained earnings	32,174	20,837
Cumulative translation adjustment	22,811	15,322
Total shareholders' equity	220,947	193,410

Total liabilities and shareholders’ equity	$838,513	$712,999

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Audited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$808,427	$639,520	$2,827,777	$2,230,287
Cost of sales	744,082	591,346	2,606,369	2,062,194

Gross profit	64,345	48,174	221,408	168,093
Operating expenses:
Selling, general and administrative expenses	50,052	40,478	185,240	155,710
Restructuring costs and special charges	—	—	—	1,383

Total operating expenses	50,052	40,478	185,240	157,093
Operating income	14,293	7,696	36,168	11,000
Interest and other expense	(4,693)	(3,731)	(16,854)	(16,143)

Income (loss) before income taxes	9,600	3,965	19,314	(5,143)
Provision for (benefit from) income taxes	3,800	1,517	7,977	(669)

Net income (loss)	$5,800	$2,448	$11,337	$(4,474)

Income (loss) per share
Basic	$0.20	$0.09	$0.41	$(0.20)

Diluted	$0.20	$0.09	$0.40	$(0.20)

Shares used in per share calculation
Basic	28,407	26,558	27,665	22,324

Diluted	29,344	27,692	28,409	22,324